FOR IMMEDIATE RELEASE
JULY 17, 2003

CADENCE ANNOUNCES SUCCESSFUL RESULTS OF FIRST WELL ON DE SOTO PARISH PROPERTY

WALLA WALLA, WA - Cadence Resources Corp (OTCBB: CDNR) announced today successful results obtained from drilling and logging of its first well in De Soto Parish, Louisiana. The project is a joint venture between Cadence and Bridas Energy USA. The well, the Ardis-Martin Timber Co. #1, was drilled to a total depth of 10,262 feet targeting multiple pay zones in the Hosston and Cotton Valley sands. Results of the well logs indicate that there are 107 feet of pay in the Cotton Valley and 186 feet of pay in the Hosston sand formations.

Commented Howard Crosby, President of Cadence, "We are extremely pleased with the results of this first well and look forward to drilling a second well on the property. We expect to begin this process within seven to ten days. This initial well confirms the belief of our geologists that the very significant gas reserves developed in wells immediately to our north and northeast in the Bethany-Longstreet field continue onto Cadence's acreage. Having now validated our geologic thesis, we have more than thirty similar targets to test within the contiguous land package of the Cadence-Bridas joint venture. In sum, this property truly has the potential of being a company making asset."

The terms of the joint venture with Bridas Energy USA are to drill this first well on the property, carrying Cadence for a 25% working interest. On subsequent wells within the 640 acre section containing the first well, the Company will earn a 25% percent working interest by funding 25% of the drilling, completion, and facilitation expenses. On other wells outside of the original 640-acre section, the Company will earn a 45% working interest by funding 45% of the expenses. On average, the leaseholds the Company controls carry an approximate 80% net revenue interest. The joint venture controls approximately 3800 contiguous acres in the area.

Bridas Energy USA, based in Houston, has operations in the Texas-Louisiana Gulf Coast Area. Bridas Energy USA is a wholly owned subsidiary of Bridas Corporation, a BVI corporation with its head offices in Buenos Aires, Argentina. Bridas Corporation's worldwide activities include operations in all areas of energy production including exploration, production, transportation, storage, and shipment, as well as power generation. Cadence Resources is an oil and gas exploration company based in Walla Walla, Washington with development activities in Louisiana, Texas, and Michigan.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

Contacts:     Howard Crosby (509) 526-3491 or John Ryan (843) 682-2023